EXHIBIT 12
                               FORM OF TAX OPINION





                                                                   June __, 2004

Progressive Return Fund, Inc.
383 Madison Avenue
New York, NY 10179

Cornerstone Strategic Value Fund, Inc.
383 Madison Avenue
New York, NY 10179

Gentlemen:

                  You have requested our opinion concerning certain federal income tax consequences of the merger (the "Merger") of Progerssive Return Fund, Inc., a Maryland corporation ("PGF"), with and into Cornerstone Strategic Value Fund, Inc., a Maryland corporation ("CLM"). The terms of the Merger are described in the Merger Agreement and Plan of Reorganization dated June ____, 2004 (the "Agreement") among PGF and CLM. Our opinion is based upon our understanding of the facts of and incident to the Merger, as are set forth in the Agreement, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the Officer's Certificate of PGF and the Officer's Certificate of CLM relating to the truth, correctness and completeness of those facts. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

         For the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (a) the Agreement; (b) the Officer's Certificates of CLM and PGF attached hereto; and (c) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have further assumed that the Merger will be consummated in accordance with the Agreement and will be effective under applicable state law. Finally, our opinion is issued in reliance that all statements, descriptions and representations contained in the above-referenced documents or otherwise made to us are true, correct and complete.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization pursuant to
Section 368(a) of the Code.

                                      * * *

         This letter represents our view of the proper U.S. federal income tax treatment of the Merger based upon our analysis of the relevant U.S. federal income tax authorities as of the date hereof. The opinion is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with the opinion.

         Our opinion is based upon the Code and its legislative history, the Treasury Regulations, judicial decisions and current administrative rulings and practices of the Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any changes may or may not be retroactive and could cause this opinion to be or become incorrect, in whole or in part. There is and can be no assurance that such legislative, judicial or administrative changes will not occur in the future. We expressly disclaim any obligation to update or modify this letter to reflect any developments that may impact the opinion from and after the date of this letter.

         We are expressing our opinion only as to matters expressly addressed herein. We are not expressing any opinion as to any other aspects whether discussed herein or not. No opinion should be inferred as to any other matters, including without limitation, any other U.S. federal income tax issues with respect to the Merger or any state, local or foreign tax treatment of the Merger or any matter incidental thereto. In particular, but without limiting the generality of the foregoing, we express no opinion regarding (i) whether and the extent to which any PGF Stockholder who has provided or will provide services to PGF or CLM will have compensation income under any provision of the Code; (ii) the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or the Treasury Regualations promulgated thereunder; (iii) the corporate-level tax consequences of the Merger to CLM or PGF, including without limitation, the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of PGF, after application of any provision of the Code, as well as the Treasury Regulations promulgated thereunder and judicial interpretations thereof; (iv) the basis of the equity interest in PGF in the hands of CLM after the Merger; (v) the tax consequences of any transaction in which capital stock in PGF or a right to acquire capital stock in PGF was received; and (vi) the tax consequences of the Merger (including the opinion set forth above) as applied to particular classes of stockholders in PGF, such as dealers in securities, corporate stockholders subject to the alternative minimum tax, and foreign persons.

         Our opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above. We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness. Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.



         This opinion is intended solely for each of your benefits and may not be relied in any manner for any other purpose by any other person without our express written consent.



                                                     Very truly yours,



                                                     BLANK ROME LLP